Exhibit 9

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 1999
Date of Report	May 28, 1999

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	99/05/28
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	99/05/28
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31

(expressed in U.S. dollars)

	1999	1998
ASSETS
CURRENT
Cash	$237,093	$388,809
Accounts receivable	543,336	487,499
Inventories	376,082	380,102
Prepaid expenses	12,938	23,171

	1,169,449	1,279,581
CAPITAL ASSETS	175,744	172,839
OTHER ASSETS	464,144	537,738

	$1,809,337	$1,990,158

LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT
Accounts payable and accrued liabilities	$628,470	$526,365
Current portion of long-term debt	2,443,716	2,071,361

	3,072,186	2,597,726
LONG-TERM DEBT	1,915,669	2,034,757

	4,987,855	4,632,483
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	9,931	(15,990)
Deficit	(30,556,064)	(29,993,950)

	(3,178,518)	(2,642,325)

	$1,809,337	$1,990,158

Approved by the Directors:

Director: signed “Ian C. Tostenson”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1999	1998	1997
INCOME
Sales	$2,317,036	$2,428,767	$2,756,228
Cost of sales	1,378,149	1,265,030	1,321,429

	938,887	1,163,737	1,434,799

EXPENSES
Sales and marketing	715,035	966,511	1,057,933
Administration	402,053	489,418	485,946
Research and development	50,513	68,218	69,741
Interest on long-term debt	228,956	256,007	232,425

	1,396,557	1,780,154	1,846,045

Loss from operations	457,670	616,417	411,246
Other income - net	(26,307)	(38,649)	(72,513)

Loss for the period	431,363	577,768	338,733
Deficit, beginning of period	30,124,701	29,416,182	29,023,326

Deficit, end of period	$30,556,064	$29,993,950	$29,362,059

Loss per share	$0.11	$0.15	$0.09

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED MARCH 31

(expressed in U.S. dollars)

	1999	1998	1997
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(431,363)	$(577,768)	$(338,733)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	97,954	187,296	208,203
Amortization of discount on long-term debt	192,087	215,764	192,087

	(141,322)	(174,708)	61,557
Net change in working capital items (Note 2):	39,228	(53,467)	(103,856)

	(102,094)	(228,175)	(42,299)

FINANCING ACTIVITY
Principal payments on debt and capital leases	(31,627)	(26,675)	(25,845)

INVESTING ACTIVITY
Purchase of capital and other assets	(10,247)	(51,990)	(51,409)

INCREASE (DECREASE) IN CASH	(143,968)	(306,840)	(119,553)
Effect of exchange rate changes on cash	(700)	(652)	(2,820)
CASH, BEGINNING OF PERIOD	381,761	696,301	666,703

CASH, END OF PERIOD	$237,093	$388,809	$544,330

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$32,313	$40,724	$39,954

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 1999

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 1999 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1998.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 1999		Nine Months Ended March 31, 1998
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 245,000 common shares, of which 15,000 have been granted subject to acceptance by regulatory authorities, at a price of Cdn $.25 per share expiring May 30, 2000.

Warrants

There are no warrants currently outstanding.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1999	1998	1997
Net change in working capital items:
Accounts receivable	$61,819	$194,813	$(84,413)
Inventories	(33,619)	(94,025)	50,067
Other assets	(22,992)	13,960	77,488
Accounts payable	34,020	(168,215)	(146,998)

	$39,228	$(53,467)	$(103,856)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 1999

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in the current portion of long-term debt are six installments on a non-interest bearing note that were due prior to March 31, 1999 and which aggregate approximately $1,599,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 1999
Date of Report	May 28, 1999

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	99/05/28
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	99/05/28
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 1999

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were incurred during the nine months ended March 31, 1999.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the nine months ended March 31, 1999 were:

	Sales and Marketing	Administration
Consulting fees	$58,645	$89,477
Bad debts	—	43,200
Depreciation and amortization	3,972	53,940
License, taxes and regulatory fees	—	49,897
Office, insurance and supplies	18,600	130,472
Professional fees	—	19,657
Promotion and advertising	113,803	—
Rental and utilities	19,137	230,067
Travel and entertainment	48,559	18,180
Wages and benefits	342,383	167,414
Allocated expenses	109,936	(400,251)

	$715,035	$402,053

Cost of Sales:

Cost of Sales for the nine months ended March 31, 1999 were:

Payroll and Benefits	$579,364
Raw materials and Supplies	444,131
Allocations and Other Expenses	354,654

$1,378,149

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $4,427.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended March 31, 1999.

b)	OPTIONS GRANTED IN THE QUARTER

During the quarter ended March 31, 1999, the Company granted, subject to acceptance by regulatory authories, options to Adrian Lupian to purchase up to 15,000 common shares of the Company at $0.25 per share, expiring May 3, 2006.

3.	a) AUTHORIZED CAPITAL AS AT MARCH 31, 1999

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1999.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT MARCH 31, 1999

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1999.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT MARCH 31, 1999

See Note 1 to the consolidated financial statements for the nine months ended March 31, 1999.

d)	DIRECTORS AS AT MARCH 31, 1999

Alfred W. Vitale – President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 1999

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the nine months ended March 31, 1999 the Company experienced a 5% reduction in sales as compared to the same period in the previous year, primarily due to significant price competition in the multifocal marketplace as well as the entrance of a moulded disposable multifocal. Soft multifocal revenue declined by 34%, offset by a 16% increase in Toric and spherical revenue due to the acquisition of the Sof-Form product line on May 1, 1998. Rigid multifocal revenue increased 2% compared to the same period in the previous year. Gross margins during the nine month period ended March 31, 1999 declined by 7%, from 48% to 41%, as compared to the same period of the prior year. This decrease was primarily due to (i) the introduction of a competitively priced, lower margin product (Unilens EMA), (ii) lower sales which resulted in idle production capacity, (iii) the increased cost associated with compliance with the new United States federal quality system regulations, and (iv) the establishment of additional quality systems necessary to obtain European quality certification. Sales and marketing expenses were down 26% due to a restructuring of the sales force and curtailed advertising and promotional spending. Administrative expenses were down 18% primarily due to reductions in rent expense and reduced headcount.

During December 1998 the Company launched a new visibility tinted competitively priced multifocal lens (Unilens EMA). The new lens design offers improved distance acuity in low illumination and simplified fitting. The lens is being marketed as a compliment to the existing Unilens products to expand market share.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of Company news and information.

The Company has completed an inventory and assessment of products affected by the year 2000 date change. Software modifications and updates have been completed. The Company plans on completing its testing by July 1st, 1999 and to be in full compliance prior to September 1999. The Company plans on expending approximately $20,000 on year 2000 compliance software upgrades, modifications and testing during the 1999 fiscal year.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $102,094 was recorded for the nine months ended March 31, 1999, primarily due to (i) idle production capacity due to lower sales, (ii) increased cost of production associated with the new quality system. During the first nine months of the fiscal year, the Company reduced headcount by 20% and instituted other cost containment initiatives necessary to return the Company to a break even cash flow during the fiscal year based on current revenue projections.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at March 31, 1999. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.